SECURITIES AND EXCHANGE COMMISSION

                             Washington, D. C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)       November 10, 2005
                                                -------------------------------

Commission      Registrant, State of Incorporation,         I.R.S. Employer
File Number     Address and Telephone Number                Identification No.

1-5072          Savannah Electric and Power Company         58-0418070
                (A Georgia Corporation)
                600 East Bay Street
                Savannah, Georgia 31401
                (912) 644-7171

The address of the registrant has not changed since the last report.

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

8.01. Other Events.

         See MANAGEMENT'S DISCUSSION AND ANALYSIS - FUTURE EARNINGS POTENTIAL - "FERC and Georgia PSC Matters - Retail Fuel Cost Recovery" of Savannah Electric and Power Company ("Savannah Electric") and Note (M) to the Condensed Financial Statements in Savannah Electric's Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 for information on Savannah Electric's fuel cost recovery rate increase request filed with the Georgia Public Service Commission ("PSC") on August 19, 2005.

         On November 10, 2005, the Georgia PSC voted to approve Savannah Electric's request to increase customer fuel rates to recover estimated under-recovered fuel costs of approximately $71.8 million as of November 30, 2005 over an estimated four-year period beginning December 1, 2005, as well as future projected fuel costs. As a result of recent increases in such costs, Savannah Electric is also required to file a new fuel case on or before January 17, 2006. Fuel revenues as recorded on the financial statements are adjusted for differences in actual recoverable costs and amounts billed in current regulated rates. Accordingly, this increase in the customer fuel rates will have no significant effect on Savannah Electric's net income, but is expected to increase annual cash flow by approximately $52.4 million.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:     November 10, 2005           SAVANNAH ELECTRIC AND POWER COMPANY



                                      By     /s/Wayne Boston
                                               Wayne Boston
                                            Assistant Secretary